EXHIBIT 99.1

Johnson Outdoors Reports Higher Sales and Earnings in Fiscal First Quarter 2017

RACINE, Wis., Feb. 03, 2017 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a global leader in outdoor recreation equipment, today announced increased sales and earnings during the Company’s seasonally slow first fiscal quarter ended December 30, 2016.

“We continue to benefit from our strategic focus and investments to enhance innovation as our new product line-up delivered a very strong start to the year.  Cutting-edge technology advancements powered significant growth in Fishing, and unique designs and improved functionality created positive momentum behind our entire new product line-up. We head into the all-important retail selling period for our products over the next six months well-positioned for continued marketplace success,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

FIRST QUARTER RESULTS

Sales during the first fiscal quarter are often low during in the period while the Company is ramping up for the key selling period of its warm-weather outdoor recreation products during the second and third fiscal quarters.  Net sales rose 10 percent to $93.7 million compared to net sales of $85.3 million in the prior year quarter.  Key contributing factors to the results were:

  New products in Minn Kota® and Humminbird® brands generated strong pre-season sales across key fishing channels driving a 14 percent jump in Fishing revenue.
  Diving revenue increased 4 percent driven by improved performance in key dive markets in North America and Europe.
  Growth in Old Town® was offset by a slowdown in sales in other Watercraft Recreation brands caused by a shift in pacing of customer orders.
  Higher-than-normal retail inventory following last year’s shortened camping season resulted in a shift in order patterns, accounting for the decline in Camping.

Total Company operating profit during the seasonally slow first fiscal quarter was $0.5 million vs. an operating loss of ($0.9 million) in the prior year period.  Significantly higher volume drove the favorable quarter-to-quarter comparison.

The Company reported net income of $4.1 million, or $0.40 per diluted share, during the first fiscal quarter compared to a net loss of ($0.5 million), or ($0.05) per diluted share, in the same quarter last year.  Net income for the three-month period benefitted from foreign tax credits of $4.2 million recognized in the current year quarter due to the repatriation of approximately $21.9 million of cash from overseas. Favorable currency exchange and the opportunity to utilize foreign tax credits prompted the decision to repatriate these funds.

OTHER FINANCIAL INFORMATION

At December 30, 2016, cash, net of debt, was $38.9 million compared to cash, net of debt, of $17.8 million at the end of the first fiscal quarter last year. Depreciation and amortization was $3.3 million year-to-date compared with $2.9 million in the prior year.  Capital spending totaled $2.7 million in the current quarter vs. $2.5 million in the previous year first quarter.  In December 2016, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of January 16, 2017 which was payable on January 26, 2017.

“Ongoing efforts to improve operational efficiency are enabling us to keep working capital in check against the backdrop of the seasonal ebb and flow of demand in our outdoor recreational markets.  Our top priority is to maintain the positive marketplace momentum and deliver another year of sustained profitable growth.  Additionally, we expect the repatriation of cash from overseas to result in a lower effective tax rate for the full year. The balance sheet is very strong providing us the financial capacity and flexibility to invest strategically in growing our businesses while also paying a dividend to shareholders,” said Dave Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, February 3, 2017.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on our website.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation (f/k/a Watercraft), Fishing (f/k/a Marine Electronics), Diving and Camping (f/k/a Outdoor Gear).  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and digital charts; SCUBAPRO® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' “confident,” "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus, its digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in working capital management and cost-structure reductions; the Company’s ongoing success in meeting financial covenants in its credit agreements with its lenders; the Company’s success in integrating strategic acquisitions; the risk of future write downs of goodwill or other long-lived assets; the ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials used by the Company; the success of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating Results	December 30 2016	January 1 2016
Net sales	$93,729	$85,298
Cost of sales	57,164	51,999
Gross profit	36,565	33,299
Operating expenses	36,093	34,199
Operating profit (loss)	472	(900)
Interest expense, net	463	182
Other expense (income), net	54	(563)
Loss before income taxes	(45)	(519)
Income tax (benefit) expense	(4,101)	15
Net income (loss)	$4,056	$(534)
Weighted average common shares outstanding - Dilutive	9,874	9,981
Net income (loss) per common share - Diluted	$0.40	$(0.05)
Segment Results
Net sales:
Fishing (f/k/a Marine Electronics)	$67,071	$58,600
Camping (f/k/a Outdoor Equipment)	5,735	6,314
Watercraft Recreation (f/k/a Watercraft)	6,217	6,378
Diving	14,893	14,292
Other/eliminations	(187)	(286)
Total	$93,729	$85,298
Operating profit (loss):
Fishing (f/k/a Marine Electronics)	$7,193	$5,695
Camping (f/k/a Outdoor Equipment)	(772)	(202)
Watercraft Recreation (f/k/a Watercraft)	(798)	(535)
Diving	(1,061)	(1,874)
Other/eliminations	(4,090)	(3,984)
Total	$472	(900)
Balance Sheet Information (End of Period)
Cash and cash equivalents	$51,860	$49,356
Accounts receivable, net	72,349	66,057
Inventories, net	76,037	93,898
Total current assets	205,065	214,635
Total assets	316,467	321,474
Short-term debt	-	366
Total current liabilities	68,315	7,068
Long-term debt, less current maturities	13,001	31,230
Shareholders’ equity	206,836	195,082

AT JOHNSON OUTDOORS INC.
DAVID JOHNSON
VP & CHIEF FINANCIAL OFFICER
262-631-6600

PATRICIA PENMAN
VP – GLOBAL MARKETING SERVICES & COMMUNICATION
262-631-6600